Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS SECOND-QUARTER 2004 RESULTS

•	Revenue rises slightly compared with first quarter, moderate increase expected to continue

•	Company achieves positive gross margin for the quarter

•	Product developments include 129 power system, enhanced 827 inverter system

GALION, Ohio, August 4, 2004 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the second quarter ended June 30, 2004.

PECO II reported net sales of $7.2 million in the quarter, compared with $9.9 million in the second quarter of 2003. The Company reported a net loss of $2.0 million, or $0.09 per diluted share, for the quarter, compared with a net loss of $22.8 million, or $1.08 per diluted share, for the second quarter of 2003.

The Company achieved a positive gross margin of $560 thousand for the second quarter, as compared with a negative $13.3 million in the second quarter of 2003. The gross margin for the second quarter of 2003 included $8.6 million inventory and $3.3 million machinery and equipment impairment charges. The improvement in the gross margin was due to cost reductions and the continued focus on aligning revenues to expenses. The Company again reduced head count in the second quarter from 349 to 313 primarily due to customers’ continuing hesitancy to increase their CAPEX spending.

Cash used from operating activities was $2.3 million in the second quarter, primarily due to operating losses and an increase in accounts receivable. Inventory decreased by $590 thousand in the second quarter, compared with the prior-period.

The book-to-bill ratio was 1.0 in the second quarter of 2004, compared with 1.2 in the first quarter of 2004. However, the customer order backlog of $3.7 million was an 8.6 percent increase over the first quarter of 2004.

PECO II, Inc. Second-quarter 2004 Results/2

Research and development (R&D) expenses were $704 thousand in the second quarter of 2004, a 32.2 percent decrease from $1.0 million in the comparable quarter in 2003. Selling, general and administrative (SG&A) expenses for the second quarter of 2004 were $2.2 million, a decrease of 22 percent compared with the second quarter of 2003. The Company continues to focus on cost reductions in R&D and SG&A to better align expenses with revenues.

Net sales for the first six months of this year were $13.8 million, compared with $21.0 million in the first half of 2003. The Company reported a net loss of $5.1 million, or $0.24 per diluted share, for the six-month period of 2004, compared with a net loss of $29.8 million, or $1.41 per diluted share, for the year-earlier period. The loss for the first six months of 2003 included an $8.6 million inventory impairment charge, a $3.3 million machinery and equipment impairment charge and a $5.7 million goodwill and intangible asset impairment.

In May 2004, PECO II Global Services, Inc. (PGS), a wholly owned subsidiary of PECO II, Inc., formed a joint venture with b+w Electronic Systems Verwaltung-GmbH (BWESV), a German corporation. The new joint venture, named b+w II, Inc., is 50 percent owned by PGS and 50 percent by BWESV. This joint venture represents progress in the Company’s efforts to establish worldwide relationships in the pursuit of specially selected projects associated with system and service opportunities in the telecommunications sector.

As of June 30, 2004, the Company had $108 thousand of borrowings on its line of credit. The balance was paid off July 1, 2004, as the loan agreement term was through June 30, 2004. The bank has been informed that the line of credit will not renewed. As a result of the termination of this existing loan, $1 million of the restricted cash was made available and can be used for operating capital until new banking arrangements are completed. The Company is currently discussing asset based lending arrangements with several different banks.

Business Outlook

“Our revenue rose slightly compared with the first quarter of this year, but was still disappointing. Consolidation among participants in the wireless world interrupted well-laid plans and deferred capital programs directly affecting PECO II,” said James Green, president and chief executive officer. “Wireless service providers also had logistics problems as new cell sites became more difficult to attain and system upgrades became the norm.”

Green said, “On the positive side, the global economic picture continues to improve and has spread to the telecommunications industry and particularly the wireless sector. Cell phone sales attained new heights partially from new smart phones but also as customers were added. Enhanced services increased average subscriber revenue even as competition drove down basic prices. This improved our customers’ profitability, cash flow and buying power. Three major service providers announced the roll-out of 3G capabilities for late 2004 and through 2005, requiring extensive refurbishing of their cell sites nationwide. All this is creating an improved environment for our products and services.”

PECO II, Inc. Second-quarter 2004 Results/3

Green continued, “We benefited during the quarter from the sale of our large power plants for network infrastructure for several wireless carriers, which impacted our revenue from both equipment sales and installation services. We also captured several new Preventative Maintenance (PM) contracts that will provide continuing revenue.”

“We presented our products at Supercomm in Chicago and more directly to customers at several regional conferences. Customers at these events expressed interest in our products and services and we received initial trial orders for both hardware and services products. We believe the market is validating our strategy of offering our power products along with focused solutions to customer needs based on our telecommunications industry, regional and technical expertise.”

Green added, “With revenue continuing to lag below our break-even point, we continued to ramp down our costs. At the same time, we are pushing our product development programs, including the introduction during the second quarter of our new 129 series power plant and an enhanced 827 inverter system. We are also ratcheting up our sales effort with one additional salesman to ensure that our products are well-positioned in a changing market.”

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, August 4, 2004, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

PECO II, Inc. Second-quarter 2004 Results/4

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Second-quarter 2004 Results/5

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Net sales:
Product	$4,625	$3,922	$8,640	$10,071
Services	2,564	5,937	5,123	10,898

	7,189	9,859	13,763	20,969

Cost of goods sold:
Product	4,176	4,770	8,217	11,488
Impairment of product segment machinery and equipment	—	3,300	—	3,300
Services	2,453	6,413	5,364	12,410
Inventory impairment	—	8,633	—	8,633

	6,629	23,116	13,581	35,831
Gross margin:
Product	449	(12,781)	423	(13,350)
Services	111	(476)	(241)	(1,512)

	560	(13,257)	182	(14,862)

Operating expenses:
Research, development and engineering	704	1,038	1,452	2,233
Selling, general and administrative	2,196	2,817	4,128	5,955
Impairment of service segment goodwill and other intangibles	—	5,700	—	5,700
Real estate impairment	—	—	—	1,096

	2,900	9,555	5,580	14,984

Loss from operations	(2,340)	(22,812)	(5,398)	(29,846)
Loss from joint venture	57	—	57	—

Loss from operations after joint venture	(2,397)	(22,812)	(5,455)	(29,846)
Interest income, net	27	34	52	51

Loss before income taxes	(2,370)	(22,778)	(5,403)	(29,795)
Provision for income taxes	(363)	27	(343)	54

Net loss	$(2,007)	$(22,805)	$(5,060)	$(29,849)

Net loss per common share:
Basic	$(0.09)	$(1.08)	$(0.24)	$(1.41)

Diluted	$(0.09)	$(1.08)	$(0.24)	$(1.41)

Weighted average common shares outstanding:
Basic	21,486	21,177	21,444	21,159

Diluted	21,486	21,177	21,444	21,159

PECO II, Inc. Second-quarter 2004 Results/6

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,321	$17,366
Accounts receivable	5,525	5,967
Inventories	8,334	8,573
Prepaid expenses and other current assets	360	410
Assets held for sale	4,136	4,136
Restricted cash	7,290	7,148

Total current assets	38,966	43,600

Property and equipment, at cost:
Land and land improvements	254	254
Buildings and building improvements	10,363	9,945
Machinery and equipment	9,304	9,671
Furniture and fixtures	6,252	7,614

	26,173	27,484
Less-accumulated depreciation	(13,152)	(13,422)

Property and equipment, net	13,021	14,062
Other Assets:
Goodwill, net	7,842	7,842
Long term notes receivable	17	20
Investment in joint venture	43	—

Total Assets	$59,889	$65,524

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	$108	$—
Industrial revenue bonds	6,080	6,080
Capital leases payable	89	158
Accounts payable	1,387	1,113
Accrued compensation expense	1,569	1,492
Other accrued expenses	5,431	6,030
Accrued income taxes	132	579

Total current liabilities	14,796	15,452

Long-term Liabilities:
Capital leases payable, net of current portion	492	535

Total long-term liabilities	492	535
Shareholders’ Equity:
Common shares, no par value: authorized 50,000,000 shares; 22,201,666 shares issued at June 30, 2004 and December 31, 2003	2,816	2,816
Additional paid-in capital	110,330	110,726
Retained deficit	(67,387)	(62,327)
Treasury shares, at cost, 679,447 and 847,830 shares at June 30, 2004 and December 31, 2003, respectively	(1,158)	(1,678)

Total shareholders’ equity	44,601	49,537

Total Liabilities and Shareholders’ Equity	$59,889	$65,524

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